SENSATA TECHNOLOGIES ANNOUNCES THE ACQUISITION OF DELTATECH CONTROLS

Almelo, The Netherlands – (July 7, 2014) – Sensata Technologies Holding N.V. (NYSE: ST) announced today that a subsidiary has agreed to acquire DeltaTech Controls for a total enterprise value of $190 million. DeltaTech Controls is a global leader in customized electronic operator controls based on magnetic position sensing technology for the construction, agriculture and other industries. The transaction is subject to regulatory approval and is expected to close by the end of the third quarter. DeltaTech will be integrated into Sensata’s heavy vehicle and off-road business within our Sensors global business unit.

DeltaTech Controls has design and sales offices in the United States, Germany, France, Japan, China and South Korea. Manufacturing facilities are located in Mexico, Poland and China. DeltaTech is expected to achieve $125 million in revenue in 2014. DeltaTech has grown revenue rapidly, driven by global trends of increased productivity, energy efficiency, safety, emission reduction and overall increased electronic content in machines.

“DeltaTech Controls is well-aligned to our core business and expands Sensata’s ability to grow content beyond automotive with key new and existing customers in the heavy vehicle and off-road market,” said Martha Sullivan, Sensata Technologies’ President and Chief Executive Officer. “After integration and financing costs, we expect the acquisition of DeltaTech to be slightly accretive to earnings per share in 2014 and provide $0.11-$0.13 of accretion once fully integrated.”

About Sensata Technologies

Sensata Technologies is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in 11 countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.

About DeltaTech Controls

DeltaTech Controls, a subsidiary of CoActive Technologies, is a global leader for advanced operator controls and integrated systems in construction, agriculture, material handling, aerial work platform, motorbike, medical, material handling and other market segments. DeltaTech serves leading global OEMs in these industries, providing differentiating next generation operator controls in mission critical applications. DeltaTech products impact machine productivity, safety, fuel efficiency and the overall operator experience.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business. Such forward-looking statements include, among other things, the Company’s anticipated results for 2014 and future periods. Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; government regulations, policies, and practices relating to the Company’s non-US operations and international businesses; fluctuations in foreign currency exchange, commodity and interest rates; competitive pressures; price and other pressures from customers; adverse developments in the automotive industry; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; non-performance by suppliers; integration of acquired companies; fundamental changes in the industries in which the Company operates; the loss of one or more suppliers of raw materials; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings. Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

Contact:

Investors:	News Media:
Jacob Sayer	Linda Megathlin
+1 (508) 236-3800	+1 (508) 236-1761
investors@sensata.com	lmegathlin@sensata.com